Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 for the Company’s Citizens First Savings Bank 401 (K) Plan (Registration No. 333-74218), the Citizens First Bancorp, Inc. 2001 Stock-Based Incentive Plan (Registration No. 333-98199) and the Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (Registration Nos. 333-100516 and 333-122417) and in the Registration Statement on Form S-3 for the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (Registration No. 333-122417) of our report dated February 14, 2003 on the financial statements of Citizens First Bancorp, Inc. for the nine months ended December 31, 2002 appearing in the Annual Report on Form 10-K (File No. 0-32041) for the year ended December 31, 2004.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 16, 2005